Exhibit 2.01

Deed Register No. 304 / 2012-G.

R e c o r d e d

in Frankfurt am Main on April 25, 2011

Before me, the undersigning Civil Law Notary in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main

Dr. Olaf Gerber

with my official place of business in Frankfurt am Main

appeared today:

1.	Karsten Kühnle, born on 19 May, 1973, with business address at Norton Rose LLP, Stephanstr. 15, 60313 Frankfurt/Main,

identified by presenting a valid identification document,

2.	Dr. Ulrich Springer, born on November 10, 1967, with business address at CMS Hasche Sigle, Nymphenburger Straße 12, 80335 Munich,

identified by presenting a valid identification document,

3.	Dr. Adrian Körner, born on December 19, 1976, with business address at Bingham McCutchen LLP, Opernturm, 60306 Frankfurt/Main,

personally known to the notary,

4.	Mr. Ulrich Abend, born on May 17, 1978, residing Limonenstr. 25, 12203 Berlin,

identified by presenting a valid identification document,

5.	Mr. Michael Jutsch, born on February 24, 1978, residing Weinberghöhe 20, CH-6300 Zug, Schweiz,

identified by presenting a valid identification document.

The person appearing to 1. declared to make the following declarations not in his own name but, excluding any personal liability, for and on behalf of

Intel Capital Corporation, 2200 Mission College Blvd., RNB 4-151, Santa Clara, California, US 95054, U.S.A.(“Intel”),

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presenting a power of attorney dated April 20, 2012, a copy of which is attached to this deed;

The person appearing to 2. declared to make the following declarations not in his own name but, excluding any personal liability, for and on behalf of

a)	FCPI La Banque Postale Innovation 6, 12, rue Tronchet, 75008 Paris, France, represented by its management company (société de gestion) XAnge Private Equity société anonyme (“FCPI 6”),

presenting a power of attorney dated April 23, 2012, a copy of which is attached to this deed;

a)	FCPI La Banque Postale Innovation 7, 12, rue Tronchet, 75008 Paris, France, represented by its management company (société de gestion) XAnge Private Equity société anonyme(“FCPI 7”),

presenting a power of attorney dated April 23, 2012, a copy of which is attached to this deed.

The person appearing to 3. declared to make the following declarations not in his own name but, excluding any personal liability, for and on behalf of

ACME PACKET UK LIMITED, with its place of business at Reading, Berkshire, RG1 3EU, United Kingdom, registered with the Companies Registration Office for England and Wales under number 05264938,

presenting a power of attorney dated April 20, 2012, a copy of which is attached to this deed.

The person appearing to 4. declared to make the following declarations in his own name and, excluding any personal liability, for and on behalf of

a)	Mr. Alexander Hoffmann, born on January 25, 1977, residing Augsburger Str. 25, 10789 Berlin,

presenting a power of attorney dated April 20, 2012, a copy of which is attached to this deed;

b)	ICSLT GmbH, Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 116561 B (“ICSLT”)

presenting a power of attorney dated April 24, 2012, a copy of which is attached to this deed;

c)	iptego GmbH, Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 101010 B (“Company”)

as its managing director with single signature power and being exempt from the restriction of § 181 of the German Civil Code pursuant to a resolution of the advisory board dated April 20, 2012, a copy of which is attached to this deed.

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The person appearing to 5. declared to make the following declarations in his own name and, excluding any personal liability, for and on behalf of

TELCULAR TECHNOLOGY LIMITED, a limited liability company incorporated under the laws of the Republic of Cyprus, registered with the Registrar of Companies under no. HE 252344 and having its business seat at 35, Thekla Lysiotis Street, Eagle Star House, 6th Floor, 3030 Limassol, Cyprus(“Telcular”),

presenting a power of attorney dated April 23, 2012, a copy of which is attached to this deed.

Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.

In the case a certified copy of the power/sub-power of attorney is attached to this deed, the original was presented to the notary and it is herewith certified that the attached copies are true and correct copies of the original powers/sub-powers of attorney presented to me. In the case only a simple copy is attached, originals shall be provided to the notary in due course. Certified copies thereof shall be sealed to the present deed.

The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language. The German documents shall be read out in the German language.

On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

The deponents, acting as aforesaid, then requested the notary to notarise the

Share Purchase and Assignment Agreement

(Geschäftsanteilskauf- und Abtretungsvertrag)

attached to this deed as appendix 1 with its Schedules and Annexes. This Share Purchase and Assignment Agreement forms an integral part of this deed.

This deed with its appendix 1 including its schedules and annexes, but excluding Enclosure 10 to Annex D which is explicitly attached for information purposes only was read aloud to the deponents by the notary. The inventory listings in the meaning of sect. 14 para. 1 of the German Notarisation Act (Beurkundungsgesetz) contained in the annexes signed by the deponents on every page were presented to them for perusal. The deponents waived their rights to have these listings read to them and they signed them on every page. Thereupon, the deed was approved by the deponents and was signed by the deponents and the notary in their own hands as follows:

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Appendix 1

Share Purchase and Assignment Agreement

(Geschäftsanteilskauf- und Abtretungsvertrag)

by and between

ACME PACKET UK LIMITED

and

IPTEGO GMBH

and

the SELLERS listed on Schedule 1

and for the sole purpose of clauses 9, 10, 17 and 20

Each of Mr. ALEXANDER HOFFMANN and MR. ULRICH ABEND

And for the sole purpose of clauses 9 and 17

MR. MICHAEL JUTSCH

This Share Purchase and Assignment Agreement (Geschäftsanteilskauf- und Abtretungsvertrag) (the “Agreement”) is made and entered into by and between ACME PACKET UK LIMITED, Reading, Berkshire, RG1 3EU, United Kingdom (“Purchaser”), the Company (as defined below), ICSLT GmbH, Berlin (“ICSLT”), Intel Capital Corporation, 2200 Mission College Blvd., RNB 4-151, Santa Clara, California, US 95054, U.S.A. (“Intel”), FCPI La Banque Postale Innovation 6, 12, rue Tronchet, 75008 Paris, France, represented by its management company (société de gestion) XAnge Private Equity société anonyme (“FCPI 6”), FCPI La Banque Postale Innovation 7, 12, rue Tronchet, 75008 Paris, France, represented by its management company (société de gestion) XAnge Private Equity société anonyme (“FCPI 7”), and Telcular Technology Limited, a limited liability company incorporated under the laws of the Republic of Cyprus, registered with the Registrar of Companies under no. HE 252344 and having its business seat at 35, Thekla Lysiotis Street, Eagle Star House, 6th Floor, 3030 Limassol, Cyprus (“Telcular”) (Intel, FCPI 6, FCPI 7 and Telcular together collectively the “Investors” and each an “Investor”, and the Investors together with ICSLT collectively the “Sellers” and each a “Seller”), and for the purposes of clauses 9, 10, 17 and 20 of this Agreement, Mr. Alexander Hoffmann and Mr. Ulrich Abend, and for the purpose of clauses 9 and 17 Mr. Michael Jutsch.

RECITALS

A.	The Sellers are the legal owners of all of the shares (Geschäftsanteile) in iptego GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and existing under the laws of Germany, which has its registered office (Geschäftsanschrift) at Wittenbergplatz 1, 10789 Berlin, Germany, and which is registered with the commercial register (Handelsregister) of the local court of Berlin Charlottenburg under HRB 101 010 B (the “Company”), such shares being listed in detail in Schedule 1. (the “Shares”).

B.	The Sellers desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

C.	The Purchaser shall ensure that the Company enters with each of Mr. Alexander Hoffmann and Mr. Ulrich Abend into the supplement agreement to their respective managing directors service agreements attached hereto as Annex A and Annex B respectively after Completion.

D.	Resignation letters signed by all of the advisory board members (Beiratsmitglieder) of the Company are attached hereto as Annex C.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules to it:

“Accounting Referee“ has the meaning given to such term in clause 3.2.4.

“Accounts” means the audited accounts (balance sheet, profit and loss account, notes (Anhang) and management report (Lagebericht)) of the Company for the accounting period ended on the Accounts Date and attached to this Agreement as Annex D.

“Accounts Date” means 31 December 2011.

“Adjustment Amount” has the meaning given to such term in clause 3.1.3.

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“Affiliate” means, with respect to the person to which it refers, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Agreed Claims” has the meaning given to such term in clause 7.2.6.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Frankfurt am Main, Berlin, New York and Boston.

“Business Information” means all information (in whatever form held) including (without limitation) all (i) designs, specifications, drawings, know-how, manuals and instructions, (ii) sales, marketing and promotional information, (iii) business plans and forecasts, (iv) technical or other expertise and (v) computer software and all accounting and tax records, correspondence, orders and enquiries.

“Claim Certificate“ has the meaning given to such term in clause 7.2.1.

“Company” has the meaning given to such term in Recital A. to this Agreement.

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Patents” has the meaning given to such term in clause 5.2.15(b).

“Company Product” has the meaning given to such term in clause 5.2.16(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of the Company and included in the Company Intellectual Property.

“Company’s Transaction Expenses” means all expenses (with the exception of payments to be made and disclosed under clause 5.2.1(j)) incurred by the Company on its own account or on behalf of the Sellers in connection with this Agreement exceeding USD 40,000, including but not limited to, third party expenses of legal, accounting and other advisors and any extraordinary amount of severance or other extraordinary benefits payable to employees of the Company upon termination after Completion provided such terminations are not agreed to mutually between the Purchaser on the one hand and the Sellers and/or the Company on the other hand.

“Completion” means completion (Vollzug) of the assignment of the Shares under this Agreement pursuant to clause 2.2.

“Completion Balance Sheet” has the meaning given to such term in clause 3.2.1.

“Completion Date” means the date of the execution of this Agreement.

“Completion Debt” has the meaning given to such term in clause 3.2.1.

“Completion Memorandum” means the completion memorandum in the form attached as Annex E executed by the Purchaser and the Sellers pursuant to clause 4.

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“Debt” means the (i) Company’s Transaction Expenses to the extent not paid by the Company prior to Completion, and (ii) any indebtedness within the meaning of the items (a), (b), (c), (d) and (e) of the definition of Financial Indebtedness.

“Default Interest” has the meaning given to such term in clause 3.1.4.

“Determination Date” has the meaning given to such term in clause 3.2.3.

“Disclosable Contract” has the meaning given to such term in clause 5.2.13(b).

“Effective Date” has the meaning given to such term in clause 2.3.

“Escrow Account” has the meaning given to such term in clause 3.1.3.

“Escrow Agent” means the acting notary Dr. Olaf Gerber

“Escrow Agreement” means the escrow agreement entered into by the Escrow Agent, ICSLT and the Purchaser with the execution of this Agreement, a copy of which is attached as Annex F.

“Escrow Amount” has the meaning given to such term in clause 3.1.3.

“Escrow Funds” has the meaning given to such term in clause 3.1.3(b).

“Exchange Act” has the meaning given to such term in clause 17.5.

“Financial Indebtedness” means any indebtedness of the Company to a person for or in respect of:

(a)	borrowings (Anleihen) within the meaning of Section 266 (3) C. no. 1 HGB;

(b)	liabilities to banks (Verbindlichkeiten gegenüber Kreditinstituten) within the meaning of Section 266 (3) C. no. 2 HGB;

(c)	liabilities on bills (Wechsel) accepted and drawn within the meaning of Section 266 (3) C. no. 5 HGB;

(d)	amounts owed to group undertakings (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of Section 266 (3) C. no. 6 HGB as well as amounts owed to undertakings in which the Company has a participation (Verbindlichkeiten gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht) within the meaning of Section 266 (3) C. no. 7 HGB, in both cases, however, not including those amounts which can be qualified as payments received on account of orders (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of Section 266 (3) C. no. 4 HGB;

(e)	other liabilities (sonstige Verbindlichkeiten) within the meaning of Section 266 (3) C. no. 8 HGB for moneys borrowed by the Company;

(f)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the accounting principles applicable to the Company, be treated as a finance lease (Finanzierungsleasing);

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(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis) (unechtes Factoring), for which provisions has to be made pursuant to Section 251 HGB;

(h)	any advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply, provided that the principal purpose of any such agreement is to raise finance for the Company;

(i)	any deferred purchase agreement if the agreement is in respect of the supply of assets or services (Lieferungen und Leistungen) and payment is due more than 90 days after the date of supply, provided that the principal purpose of any such agreement is to raise finance for the Company, irrespective of whether provision has to be made pursuant to Section 266 (3) C. no. 4 HGB or Section 266 (3) C. no. 8 HGB; and, any advance purchase agreement if the agreement is in respect of the supply of assets or services (Lieferungen und Leistungen) and payment is due more than 90 days after the date of supply, provided that the principal purpose of any such agreement is to raise finance for the Company, irrespective of whether provision has to be made pursuant to Section 266 (3) C. no. 3 HGB or Section 266 (3) C. no. 8 HGB;

(j)	any transaction entered into in connection with protection against or benefit from fluctuation in any interest rate or currency exchange rate (Zinssicherungs- und Währungssicherungsgeschäft) (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(k)	any potential counter indemnity obligation (potentielle Ansprüche wegen Rückgriffs) in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, irrespective of whether provision has to be made pursuant to Section 266 (3) C. HGB or Section 251 HGB; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“Government Contract” means any agreement between, on the one hand, the Company and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security bodies; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“HGB” means the German Commercial Code (Handelsgesetzbuch);

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“ICSLT Guarantors” has the meaning given to such term in clause 20.

“Indemnified Parties” has the meaning given to such term in clause 7.1.1.

“Indemnity Claim” has the meaning given to such term in clause 8.1.

“Information Technology” means computer hardware, software, firmware and middleware products and tools and networks, including all services that are currently sold, published, offered for sale or under development by the Company or by third parties for the Company.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, European, German, international and foreign patents and applications therefore and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, logos, common law trademarks and service marks, domain names trademark and service mark, registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers; (ix) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Accounts” means the interim accounts (balance sheet, profit and loss account of the Company as of 31 March 2012 and attached to this Agreement as Annex G.

“InsO” means the German Insolvency Code.

“LCIA” means the London Court of International Arbitration.

“LCIA Rules” means the arbitration rules of the LCIA, as amended from time to time.

“Loss Contract” has the meaning given to such term in clause 5.2.16(b).

“Losses” has the meaning given to such term in clause 7.1.1.

“Parties” means the Sellers, the Purchaser and the Company as well as – for the sole purpose of clauses 9, 10, 17 and 20 - Mr. Alexander Hoffmann and Mr. Ulrich Abend, and for the sole purpose of clauses 9 and 17 Mr. Michael Jutsch, and “Party” means any of them.

“Payment Date” has the meaning given to such term in clause 3.1.3.

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“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non contractual.

“Pro Rata Share” shall mean with respect to each Seller a percentage calculated as a fraction, the numerator of which is equal to the amount withheld from the Purchase Price payable to the respective Seller pursuant to clause 3.1.3(a), and the denominator of which is equal to the aggregate amount of the Adjustment Amount.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Purchase Price” has the meaning given to such term in clause 3.1.1.

“Purchaser Controlled Claims” has the meaning given to such term in clause 7.2.4.

“Registered Intellectual Property” means all United States, German, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Regulatory Licenses” has the meaning given to such term in clause 5.2.9(a).

“Rejection Notice” has the meaning given to such term in clause 7.2.

“Relevant Seller” has the meaning given to such term in clause 7.2.1.

“Seller Accounts” has the meaning given to such term in clause 3.1.3.

“Service Documents” means a claim form, application notice, order or judgment or other document relating to any Proceedings.

“Services” has the meaning given to such term in clause 5.2.16(b).

“Services Agreements” has the meaning given to such term in clause 5.2.16(b).

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“Settlement Agreement” means the Vergleichsvereinbarung dated March 2, 7, 9, 11, 13, 15 and 21, 2012 between Mr. Alexander Hoffmann, Mr. Ulrich Abend, Dr. Dorgham Sisalem, Mr. Jiri Kuthan, the Sellers and the Company.

“Shares” has the meaning given to such term in the Recital A. of this Agreement.

“Shareholders’ Agreement” has the meaning given to such term in clause 2.4.2.

“Stock Appreciation Program” means the IPTEGO Stock Appreciation Program and all related agreements relating to such Stock Appreciation Program and all stock appreciation rights granted pursuant to such Stock Appreciation Program.

“Support Agreements” has the meaning given to such term in clause 5.2.15(u).

“Tax” or “Taxes” means any and all kinds of German and non-German taxes, charges, duties and levies including social security contributions, stamp duties and other public law dues and public impositions of any kind, in particular (without limitation) any taxes, customs and other impositions within the meaning of the German Tax Code (Abgabenordnung), irrespective of whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account for tax, by assessment or otherwise), and shall further include any payments made as party liable for Taxes of another party, as well as any interest and any penalties, additions or other additional amounts to Taxes under applicable law or imposed by a Tax authority.

“Third-Party Claim” has the meaning given to such term in clause 7.2.1.

“VAT” means (i) any Tax imposed in conformity with the Directive of the Council of the European Economic Communities (2006/112/EC) and (ii) any other Tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for or in addition to such Tax, or imposed elsewhere.

“Warranties” means the warranties given by the Sellers pursuant to clause 5 hereof, and “Warranty” shall be construed accordingly.

“Working Hours” means 9.00 a.m. to 7.00 p.m. on a Business Day.

“ZPO” means the German Code of Civil Procedure (Zivilprozessordnung).

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to clauses, Schedules and Annexes are to clauses, Schedules and Annexes to this Agreement;

1.2.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it is at the date of this Agreement;

1.2.3	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.4	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

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1.2.5	references to “writing” shall have the meaning as set forth in section 126 BGB (Schriftform);

1.2.6	references to times of the day are to German time;

1.2.7	headings to clauses, Schedules and Annexes are for convenience only and do not affect the interpretation of this Agreement;

1.2.8	the Schedules and Annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	SALE AND PURCHASE; ASSIGNMENT

2.1	Sale and purchase

Each of the Sellers hereby sells and the Purchaser hereby purchases the Shares in the Company which are set forth opposite to such Seller’s name in Schedule 1, and any other shares in the Company held by it (if any), together with all rights attached or accruing to such shares at Completion.

2.2	Assignment

Subject to the condition precedent (aufschiebende Bedingung) of the payment in full of the Purchase Price plus Default Interest, if any, into the Seller Accounts and the Escrow Account pursuant to clauses 3.1.2 and 3.1.3, each of the Sellers hereby assigns (abtreten) to the Purchaser the Shares sold by such Seller, and the Purchaser hereby accepts such assignments.

2.3	Dividend rights

The Shares are sold and transferred to the Purchaser with all rights pertaining thereto, including the right to receive all profits for the current fiscal year of the Company beginning on 1 January 2012, 00:00 hours (the “Effective Date”) and any profits for previous fiscal years of the Company not distributed prior to the date of this Agreement, irrespective of whether declared or not.

2.4	Investors’ approval; Waiver of rights

2.4.1	Intel, FCPI 6 and FCPI 7 hereby unanimously approve the sale and assignment of the Shares by the Sellers to the Purchaser pursuant to the terms of this Agreement in accordance with § 17 (1) of the Company’s articles of association.

2.4.2

Each of the Sellers hereby waives any rights of pre-emption (Vorkaufsrechte), notification and similar rights relating to the Shares, conferred upon it pursuant to the Company’s articles of association, the “Investment and Shareholders’ Agreement iptego GmbH, Berlin” dated June 30, 2010 (roll of deeds no. 1115 F/2010 of the notary public Dr. Michael Fronhöfer,

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Fürstenfeldbruck – the “Shareholders’ Agreement”) or in any other way (whether pursuant to agreement or statute), and undertakes to take all steps necessary to ensure that such rights are waived at its cost and expense.

3.	PURCHASE PRICE; ADJUSTMENTS TO PURCHASE PRICE

3.1	Purchase Price

3.1.1	The aggregate purchase price for the sale of the Shares shall be the payment of USD 21,323,007.85 (in words: Twenty One Million Three Hundred Twenty Three Thousand and Seven US Dollars and Eighty Five Cent) (the “Purchase Price”) to be paid in the aggregate to the Sellers for the purchase of their Shares. Up to the aggregate amount of the Adjustment Amount, the Purchase Price shall be reduced by the Completion Debt (if any) pursuant to clause 3.2. For the avoidance of doubt, there shall be no increase of the Purchase Price.

3.1.2	Subject to clause 3.1.3, the Purchase Price shall be allocated as between the Sellers as follows:

(a)	USD 5,825,845.71 (in words: Five Million Eight Hundred Twenty Five Thousand Eight Hundred Forty Five US Dollars and Seventy One Cent) shall be payable to Intel as consideration for the shares in the Company sold by Intel; and

(b)	USD 2,796,405.94 (in words: Two Million Seven Hundred Ninety Six Thousand and Four Hundred and Five US Dollars and Ninety Four Cent) shall be payable to FCPI 6 as consideration for the shares in the Company sold by FCPI 6; and

(c)	USD 3,029,439.77 (in words: Three Million Twenty Nine Thousand Four Hundred Thirty Nine US Dollars and Seventy Seven Cent) shall be payable to FCPI 7 as consideration for the shares in the Company sold by FCPI 7; and

(d)	USD 5,802,789.86 (in words: Five Million Eight Hundred Two Thousand Seven Hundred Eighty Nine US Dollars and Eighty Six Cent) shall be payable to Telcular as consideration for the shares in the Company sold by Telcular; and

(e)	USD 3,868,526.57 (in words: Three Million Eight Hundred Sixty Eight Thousand Five Hundred Twenty Six US Dollars and Fifty Seven Cent) shall be payable to ICSLT as consideration for the shares in the Company sold by ICSLT.

3.1.3	The Purchase Price shall be due and payable no later than on the first (1st) Business Day following the Completion Date (the “Payment Date”). The portion of the Purchase Price attributable to the respective Seller pursuant to clause 3.1.2 above shall be paid to such Seller by way of bank wire transfer of immediately available funds, free of any bank and other charges and deductions to the bank account of the respective Seller specified in Schedule 2 (the “Seller Accounts”); provided, however, that

(a)	from the Purchase Price payable to the respective Seller pursuant to clause 3.1.2:

(i)	a portion of the Purchase Price payable to ICSLT in an amount of USD 60,000 (in words: Sixty Thousand US Dollars),

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(ii)	a portion of the Purchase Price payable to Intel in an amount of USD 75,000 (in words: Seventy Fifty Thousand US Dollars),

(iii)	a portion of the Purchase Price payable to FCPI 6 in an amount of USD 36,000 (in words: Thirty Six Thousand US Dollars),

(iv)	a portion of the Purchase Price payable to FCPI 7 in an amount of USD 39,000 (in words: Thirty Nine Thousand US Dollars), and

(v)	a portion of the Purchase Price payable to Telcular in an amount of USD 90,000 (in words: Ninety Thousand US Dollars)

and thus an aggregate amount of USD 300,000.00 (in words: three hundred thousand US Dollars) (the “Adjustment Amount”) shall be withheld by the Purchaser for the sole purpose of the adjustment of the Purchase Price, if any, pursuant to clause 3.2 below, it being understood that no interest on the Adjustment Amount shall accrue other than default interest pursuant to 3.2.3(c); and

(b)	a portion of the Purchase Price payable to ICSLT in an amount of USD 1,000,000 (in words: US Dollar one million) (the “Escrow Amount”) shall be deposited with the Escrow Agent into an interest bearing account established by the Escrow Agent, the wire details of which are set forth in Schedule 2 (the “Escrow Account”), such Escrow Amount and all accrued interest thereon in the Escrow Account from time to time shall be referred to herein as the “Escrow Funds”. The Escrow Funds shall be held in trust by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be released in accordance with the terms hereof and the terms of the Escrow Agreement.

3.1.4	In the event of late payment (Zahlungsverzug) of the Purchase Price as required by clause 3.1.3, any such late amount of the Purchase Price shall bear default interest (Verzugszins) at the rate of 4% p.a. (calculated on the basis of 365/365 days) as from (and including) the fifth (5th) Business Day following the Payment Date until the date of receipt in the respective Seller Account or the Escrow Account, as the case may be (the “Default Interest”).

3.1.5

Pursuant to Section 323 (2) no. 2 BGB, the timely payment of the Purchase Price is of the essence for the Sellers, and the interest of the Sellers to proceed with the transaction contemplated by this Agreement stands or falls by the timely payment of the Purchase Price in accordance with clause 3.1.3 above. Thus, if the full Purchase Price has not been received on the Seller Accounts and Escrow Accounts pursuant to clause 3.1.3 by 8 May 2012, 12:00 p.m. (CET), at the latest, Intel, FCPI 6 and FCPI 7, acting jointly, shall be entitled to rescind (Rücktritt erklären) this Agreement vis-à-vis the Purchaser with effect on all other Parties, without the requirement of any reminder of the payment obligation. Upon rescission of this Agreement pursuant to this

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clause 3.1.5 no Party shall have any liability or responsibility to any of the other Parties except for the Purchaser who shall (i) be obliged to pay to the Sellers the Default Interest as from the third (3rd) Business Day following the Payment Date until the date on which this Agreement is rescinded pursuant to this clause 3.1.5 and (ii) compensate the Sellers in full for all advisers’ fees incurred by them in connection with this Agreement or its rescission, respectively. The provisions in clauses 15 through 22 below shall survive any rescission of this Agreement pursuant to this clause 3.1.5.

3.2	Purchase Price Adjustment

3.2.1	Within twenty (20) Business Days following the Completion Date, the Company shall deliver to the Purchaser and the Sellers (a) an unaudited consolidated balance sheet (the “Completion Balance Sheet”) of the Company as of 11:59 p.m. on the Completion Date, which shall (i) be substantially in the form of the Accounts, (ii) be prepared in accordance with the German Commercial Code (Handelsgesetzbuch) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Accounts, and (b) a statement setting forth the Company’s Debt on the Completion Date (the “Completion Debt”), if any (together with a description and the amount of each element thereof), derived from the Completion Balance Sheet.

3.2.2	Each of the Sellers or the Purchaser may dispute any amounts reflected on the Completion Balance Sheet or the calculation of the Completion Debt by notifying the respective other Parties in writing of each disputed item, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for such dispute within twenty (20) days of the Company’s delivery of the Completion Balance Sheet pursuant to clause 3.2.1. If any Seller or the Purchaser delivers a notice of disagreement within such 20-day period, the Parties shall, during the forty-five (45) days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Completion Balance Sheet and the Completion Debt. If the Parties are unable to reach agreement concerning the Completion Balance Sheet and/or Completion Debt during such 45-day period, they shall promptly thereafter submit the dispute to the Accounting Referee for resolution pursuant to clause 3.2.4.

3.2.3	The Completion Balance Sheet and the Completion Debt shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (x) the failure of the Sellers or the Purchaser to notify the respective other Parties of a dispute within twenty (20) days of the Company’s delivery of the Completion Balance Sheet as set forth in clause 3.2.1 above; (y) the written resolution of all disputes pursuant to clause 3.2.2 by the Parties; and (z) the resolution of all disputes by the Accounting Referee pursuant to clause 3.2.4. As soon as the amount of or the absence of the Completion Debt, as the case may be, has been conclusively determined pursuant to this clause 3.2.3 (the date of such determination the “Determination Date”) the following shall apply:

(a)	If it has been determined that there is no Completion Debt, then the Purchaser shall pay to each of the Sellers such amount, which was withheld from the Purchase Price payable to the respective Seller pursuant to clause 3.1.3(a);

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(b)	if it has been determined that the amount of the Completion Debt is lower than the Adjustment Amount, then the Purchaser shall pay to each Seller an amount equal to such Seller’s Pro Rata Share of the amount by which the Adjustment Amount exceeds the amount of the Completion Debt , and (ii) the Purchaser shall be entitled to finally withhold the remainder of the Adjustment Amount;

(c)	if it has been determined that the amount of the Completion Debt is equal to or higher than the Adjustment Amount, then the Purchaser shall be entitled to finally withhold the entire Adjustment Amount; for the avoidance of doubt, in such case neither of the Sellers shall be obliged to make any repayments of the Purchase Price or other payments to the Purchaser, provided however, that in such case the Purchaser shall have recourse against the Escrow Account pursuant to clause 8.1 for an amount equal to the Completion Debt exceeding the Adjustment Amount, whereas the total amount of the recourse against the Escrow Account according to this clause and according to clause 7.3.1 sentence 2 shall not exceed in the aggregate the amount of the Escrow Amount and all interest accrued thereon from time to time.

All payments to the Sellers pursuant to this clause 3.2.3 (if any) shall be due and payable no later than on the tenth (10th) Business Day following the Determination Date, and shall be made by way of bank wire transfer of immediately available funds, free of any bank and other charges and deductions to the Seller Accounts. In the event of late payment, any such late amount shall bear default interest at the rate of 4% p.a. as from the due date pursuant to the preceding sentence.

3.2.4	If the Parties are unable to reach agreement concerning the Completion Balance Sheet and Completion Debt pursuant to clause 3.2.2, they shall submit such dispute to KPMG AG Wirtschaftsprüfungsgesellschaft or, if not available, an internationally recognized independent accounting expert mutually acceptable to the Parties (the “Accounting Referee”) for resolution pursuant to this clause 3.2.4 and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Completion Balance Sheet and the calculation of Completion Debt, as the case may be. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Completion Balance Sheet and/or the Company’s calculation of Completion Debt as to which any of the Sellers or the Purchaser has disagreed in writing in accordance with clause 3.2.3. The Parties shall instruct the Accounting Referee to use its best efforts to deliver to each of the Parties as promptly as practicable (but in no event later than thirty (30) days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Subject to Section 319 (1) BGB, such report shall be final and binding upon the Sellers and the Purchaser and the resulting Completion Balance Sheet and calculation of Completion Debt shall be final for all purposes of this Agreement. The Accounting Referee shall also decide on the allocation of his fees and expenses by applying the provisions of Sections 91 et seq. ZPO accordingly.

3.2.5	At all times, the Company shall give the Sellers and the Purchaser and their respective advisors timely access to all supporting work papers used in the preparation of the Completion Balance Sheet.

3.3	Any portion of the Adjustment Amount which the Purchaser is entitled to finally withhold pursuant to clause 3.2.3(b) or 3.2.3(c), as the case may be, shall be deemed a

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decrease to the Purchase Price. For the avoidance of doubt, a reduction of the Purchase Price pursuant to this clause 3 shall be credited against the maximum liability amounts of each of the Sellers pursuant to clause 7.3, i.e. shall reduce the respective Seller’s maximum liability pursuant to such provision.

3.4	The Sellers and the Purchaser agree that the crediting of the Purchase Price to the accounts in accordance with clause 3.1.3 shall fully discharge the obligations of the Purchaser under clause 3.1 (save for the payment of the Adjustment Amount, which shall be discharged if paid o the Seller Accounts in accordance with clause 3.2.3) (Leistung mit Erfüllungswirkung). The Parties agree that the Purchaser does not have any liability with respect to the orderly disbursement of the amounts credited to the Escrow Account to ICSLT.

4.	COMPLETION MEMORANDUM

Following Completion, the Purchaser and the Sellers shall acknowledge by entering into the Completion Memorandum (i) that Purchase Price and Default Interest, if any, has been paid in full, (ii) that the right to rescind this Agreement pursuant to clause 3.1.5 has not been exercised and that (iii) the assignment of the Shares to Purchaser has become unconditional pursuant to clause 2.2. The Completion Memorandum shall be executed in seven (7) copies, one of which shall be produced to the acting notary.

5.	SELLERS’ WARRANTIES

5.1	Each of the Sellers individually represents and warrants to the Purchaser only with respect to itself and to the Shares sold by it pursuant to clause 2.1, respectively, as an independent guarantee pursuant to Section 311 (1) BGB (selbständiges verschuldensunabhängiges Garantieversprechen) that the statements set forth in this clause 5.1 are true and correct as at the date of this Agreement and will be true and correct as at Completion:

5.1.1	Shares

(a)	The Seller is the sole legal owner (rechtlicher Alleineigentümer) of the Shares sold by it pursuant to clause 2.1. There is no encumbrance (dingliche Belastung) on, over or affecting such Shares and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

(b)	The Shares sold by it pursuant to clause 2.1 have been validly issued, exist and are valid. The capital contributions for such Shares are fully paid in and have not been repaid, distributed or otherwise returned by any economically comparable method in full or in part.

(c)	The Shares are not subject to an additional payment liability (Nachschusspflicht) and there are no liabilities of the Seller for unpaid capital contributions pursuant to Sections 22 et seqq. of the German Limited Liability Company Act (GmbHG).

(d)	The Seller does not have any other ownership interest in the Company other than the Shares.

(e)	It has not given notice for termination of the Company or its membership in the Company.

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5.1.2	Capacity of Seller

(a)	It has the requisite power and authority to enter into and perform this Agreement and has obtained all consents for entering and performing this Agreement to the extent necessary under statutory law or otherwise.

(b)	Its obligations under this Agreement constitute binding obligations of the Seller in accordance with the terms hereof, enforceable against the Seller in accordance with its terms.

(c)	No consent, approval, authorisation or order of any court or governmental or local agency or body or any other person is required by it for the execution, implementation and performance of this Agreement and compliance with the terms of this Agreement.

(d)	The execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its constitutional documents (if any);

(ii)	result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

(e)	Except for the Shareholders’ Agreement and the Company’s Articles of Association it is not a party to any agreement or commitment outstanding that calls for the transfer of, or accords to any person the right to call for the transfer of, the Shares sold by it pursuant to clause 2.1.

(f)	It is not subject to any insolvency proceedings or similar proceedings, and there are no circumstances that would justify institution of such proceedings against it.

(g)	The rights under the Shares sold by it pursuant to clause 2.1 (in particular voting and dividend rights) can be exercised by it without limitation.

The Warranties pursuant to the preceding items (c) and (d) (iii) are subject to the warranty of the Purchaser pursuant to clause 6.3.4 below being true and correct.

5.2	ICSLT represents and warrants to the Purchaser as an independent guarantee pursuant to Section 311 (1) BGB (selbständiges verschuldensunabhängiges Garantieversprechen) that the statements set forth in this clause 5.2 are true and correct as of the date of this Agreement and will be true and correct as at Completion, provided, however, that representations and warranties which are expressly made as of a specific date shall be true and correct only as of such date.

5.2.1	The Company

(a)	The Company is duly incorporated and validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany with a total share capital (Stammkapital) of

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€50,000. The Company has its place of effective management (Verwaltungssitz) in Germany. There is no reason for dissolution of the Company, nor has the Company resolved upon dissolution, and no proceedings for dissolution of the Company have been instituted or, so far as ICSLT is aware, threatened. The Sellers are the sole shareholders of the Company and the Shares constitute all of the share capital (Stammkapital) of the Company.

(b)	The Company is not a party to (i) a domination agreement (Beherrschungsvertrag), (ii) a profit transfer agreement (Gewinnabführungsvertrag), (iii) an enterprise agreement (Unternehmensvertrag) pursuant to § 292 AktG, or (iv) any arrangement that is de facto similar to any of the aforementioned agreements. There are no silent partnerships (stille Beteiligungen) in the Company.

(c)	The excerpt from the commercial register (Handelsregister) for the Company which is attached as Annex 5.2.1(c)-1 accurately reflects the current status of the facts recorded or required to be recorded in the commercial register of the Company. The articles of association (Gesellschaftsvertrag) of the Company, copies of which are attached as Annex 5.2.1(c)-2, are up-to date, accurate and complete. No amendments of these articles of association have been resolved upon.

(d)	No applications for registrations with the commercial register (Handelsregister) of the Company are pending and no resolutions have been passed or other acts have been done which will have to be registered in the commercial register of the Company but which have not yet been registered.

(e)	There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares, interests or any securities by the Company.

(f)	The Company does not have any shareholding or interest in a company, body corporate, undertaking or association.

(g)	The shareholders register (Gesellschafterliste) of the Company has been properly kept and updated and, except as set forth on Annex 5.2.1(g), no notice or allegation that it is incorrect or should be rectified has ever been received by the Company.

(h)	The Company does not have any branch, place of business or permanent establishment other than as set forth in Annex 5.2.1(h).

(i)	The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still effective, to any person to enter into any contract or commitment on behalf of the Company, other than to employees of the Company to enter into routine trading contracts in the ordinary course of their duties.

(j)

The only persons which have been issued stock appreciation rights under the Stock Appreciation Program are Mr. Ralf Holighaus and Mr. Tudor Golubenco. The amounts payable by the Company to any holders of stock appreciation rights in connection with the sale and

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transfer of the Shares under this Agreement does not exceed an aggregate amount of USD 676,992.15 (gross). The Company does not have any obligation to issue additional stock appreciation rights.

5.2.2	Insolvency

(a)	No order has been made and no resolution has been passed for the winding up of the Company and, so far as ICSLT is aware, no petition has been presented for the purpose of winding up the Company and there are, as far as ICSLT is aware, no circumstances which would justify or require the initiation of such proceedings.

(b)	No administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator (Insolvenzverwalter) or preliminary administrator (vorläufiger Insolvenzverwalter) in respect of the Company. The opening of such proceedings has not been denied due to a lack of assets (abgelehnt mangels Masse).

(c)	No moratorium under any relevant insolvency legislation is in force and the Company has not been granted a temporary or permanent moratorium of payments, nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of the Company.

(d)	Except for as a result of the Company’s current tight liquidity position as disclosed to the Purchaser prior to the Completion Date,, the Company is neither overindetbted (überschuldet) within the meaning of Section 19 InsO nor unable to pay its debts (zahlungsunfähig) within the meaning of Section 17 (2) InsO.

5.2.3	Accounts; Liabilities

(a)	The Accounts for the accounting period ended on the Accounts Date were prepared in accordance with generally accepted German accounting and bookkeeping principles pursuant to the German Commercial Code (Handelsgesetzbuch) and any other applicable German law, applied on a basis consistent with the principles used in the preparation of the relevant financial statements for the preceding financial years (including the consistent use of any discretionary rights (Bilanzierungs und Bewertungswahlrechte)) and based upon the principles of accounting and valuation consistency, and give a true and fair view and accurately reflect (i) the net worth and financial condition and earnings (Vermögens , Finanz und Ertragslage), (ii) the assets and liabilities and (iii) the profits and losses of the Company as of the Accounts Date. As soon as the company fulfils the premise of going concern, an unqualified audit certificate (uneingeschränkter Bestätigungsvermerk) can be granted.

(b)

The Company has in place systems and processes that are customary for a company of the same type and stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Accounts and (ii) in a timely manner accumulate and communicate to the Company’s directors the type of information that is required to be disclosed in the Accounts. Neither

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the Company nor, to ICSLT’s knowledge, any employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Accounts. There have been no instances of fraud by the Company, whether or not material, that occurred since the foundation of the Company.

(c)	The accounting books and records of the Company have been kept since the foundation of the Company in all material respects in accordance with applicable law. Such books and records are in the Company’s unrestricted possession.

(d)	Except liabilities: (i) recorded or reserved against on the Accounts; (ii) incurred since the Accounts Date in the ordinary course of business, consistent with prior practice; or (iii) as set forth on Annex 5.2.3(d), to ICSLT’s knowledge the Company does not have any debts, liabilities or demands (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).

5.2.4	Interim Accounts

(a)	The Interim Accounts were prepared in accordance with generally accepted German accounting and bookkeeping principles pursuant to the German Commercial Code (Handelsgesetzbuch) and any other applicable German law, applied on a basis consistent with the principles used in the preparation of the Accounts as of the Accounts Date (including the consistent use of any discretionary rights (Bilanzierungs und Bewertungswahlrechte)) and based upon the principles of accounting and valuation consistency, and give a true and fair view and accurately reflect (i) the net worth and financial condition and earnings (Vermögens, Finanz und Ertragslage), (ii) the assets and liabilities and (iii) the profits and losses of the Company as of 31 March 2012.

(b)	The accounts receivables of the Company as at 31 March 2012 were legally existent, recoverable, enforceable and have arisen in the ordinary course of business pursuant to arm’s length transactions.

(c)	All accounts receivables of the Company as of the Completion Date are legally existent, recoverable, collectable, enforceable and have arisen in the ordinary course of business pursuant to arm’s length transactions.

5.2.5	Events since the Accounts Date

Since the Accounts Date there has not been, occurred, passed or arisen any:

(a)	material adverse change in the financial position of the Company;

(b)	obligations of the Company other than those that have been incurred in the ordinary course of business and consistent with past practices and in an amount not in excess of €10,000 individually or €25,000 in the aggregate for any series of related transactions;

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(c)	transaction in connection with the business of the Company outside of the ordinary course or inconsistent with past practices;

(d)	except as set forth on Annex 5.2.5.(d), any resolution in any general meeting or written resolution of the shareholders of the Company other than the resolution referred to in clause 2.4.1;

(e)	payment of any finders fee, broker’s fee arrangement fee or arrangement bonus by the Company and no such fee is required to be paid in connection with the completion of the transactions contemplated hereby;

(f)	amendments or changes to the articles of association of the Company;

(g)	declaration, authorisation, payment (whether actual or deemed) by the Company of any dividend, distribution or other return of capital (whether by reduction of capital or purchase of shares).

(h)	capital expenditure or capital commitment by the Company in any amount in excess of €10,000 in any individual case or €25,000 in the aggregate;

(i)	except as set forth on Annex 5.2.5.(i), payment, discharge or satisfaction by the Company in any amount in excess of €10,000 in any individual case or €25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Interim Accounts;

(j)	(x) failure to pay accounts payable when due consistent with prior practice or any delay in payment thereof or any renegotiation thereof, (y) request by the Company to accelerate the payment of any accounts receivable or (z) change to the Company’s cash management practices;

(k)	Except as set forth on Annex 5.2.5.(k) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance), or termination or cancellation of any contract with any customer or notice of intended termination or cancellation or non-renewal of any contract or customer relationship with any customer of the Company;

(l)	work stoppage, labor strike or other labor trouble, or any action, suit, claim, demand or labor dispute relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(m)	change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(n)	revaluation by the Company of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except as reflected on the Interim Accounts or in the ordinary course of business consistent with prior practice;

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(o)	increase in the salary or other compensation payable or to become payable by the Company to any of its employees, consultants, contractors, or advisors, including the modification of any existing compensation, severance or equity arrangements with such individuals (including any re-pricing of any right to acquire Company securities or any amendment or acceleration of any vesting terms related to any award of, or award with respect to, any Company securities held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary, compensation or employee benefits to any such person, in each case other than in the ordinary course of business consistent with prior practice, save as disclosed on Annex 5.2.5(o);

(p)	except as set forth on Annex 5.2.5(p), employee terminations and/or layoffs;

(q)	except as set forth on Annex 5.2.5.(q), (x) granting of severance or termination or other pay or benefits to any employee, consultant or contractor or entering into of any agreement with respect thereto; (y) adoption or amendment of any employee benefit plan, or severance plan; or (z) except in the ordinary course of business consistent with past practices, entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any employee;

(r)	entering into of any agreement by the Company, any termination, extension, amendment or modification of the material terms of any agreement by the Company or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with prior practice;

(s)	sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any lien in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with prior practice;

(t)	a loan by the Company to any person, incurrence by the Company of any Financial Indebtedness, guarantee by the Company of any Financial Indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except in the ordinary course of business and consistent with prior practice;

(u)	waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except as reflected on the Interim Accounts or in the ordinary course of business and consistent with prior practice;

(v)	except as set forth on Annex 5.2.5(v), commencement or receipt of any written threat of commencement, of any lawsuit or proceeding (including any administrative proceedings) against or investigation of the Company, and to the knowledge of ICSLT none has been threatened, or commencement of any litigation by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

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(w)	(i) transfer, sale or abandonment by the Company of any rights to the Intellectual Property of the Company or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code, except as provided by compelling statutory law), distribution agreement, reseller agreement (except as set forth on Annex 5.2.5.(w)), security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of the Company with any person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any person (other than off the shelf shrink wrap, click-through or similar licenses for commercially available software, in each case with no recurring license fee), (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(x)	except as set forth on Annex 5.2.5.(x), agreement, or modification to any agreement, pursuant to which any person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company, except in the ordinary course of business and consistent with prior practice;

(y)	agreement by the Company, or any employees thereof, to do any of the things described in the preceding clauses (a) through (x) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement), except as permitted or provided for in the preceding clauses (a) through (x).

5.2.6	Insurances

(a)	True and complete copies of each insurance policy which the Company has maintained during any of the three (3) year period prior to the Completion Date have been delivered to Purchaser and are listed on Annex 5.2.6(a) and all current policies are in full force and effect, enforceable and not void or voidable. No notice of cancellation of any insurance policy has been issued or received by the Company and no cancellation or premium increase has been threatened.

(b)	All premiums payable under all insurance policies have been timely paid and the Company has fully complied with all material terms and conditions of all such insurance policies.

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(c)	No individual or related claims for amounts in excess of €10,000 (in the individual case) or in excess of €25,000 in total are outstanding.

(d)	So far as ICSLT is aware, notice of each material incident occurring during the three (3) years period prior to the date of this Agreement in respect of which notice should be given under the terms of the insurance policies in order for a claim to be able to be made in respect of that incident has been given in accordance with the terms of the relevant policy.

5.2.7	Borrowings and Guarantees

(a)	Summary details of all bank accounts and banking arrangements maintained by the Company are set out in Annex 5.2.7(a), including the authorized signatories of each account.

(b)	A complete summary of all overdraft, loan and other financial facilities, including, without limitation all contracts and arrangements under which any Financial Indebtedness is outstanding or available to the Company are set out in Annex 5.2.7(b). No debentures, charges, guarantees, indemnities or other security interests have been given to secure those facilities.

(c)	Except for as a result of the Company’s current tight liquidity position as disclosed to the Purchaser prior to the Completion Date, no event has occurred or been alleged that is or is likely to become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture, or financial facility of the Company or would entitle any third party to call for repayment prior to normal maturity.

(d)	There are no guarantees, pledges or other collateral granted by the Company as security for the liabilities of third parties (including liabilities of any of the Sellers).

(e)	Annex 5.2.7(e) lists all accounts receivable of the Company as of the date hereof, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company (a) represent bona fide transactions that arose in the ordinary course of business, (b) are subject to no setoffs or counterclaims except in the ordinary course of business and (c) to ICSLT’s knowledge are current and collectible. No person has any lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable. The Company has not received notice from any customer that such customer does not intend to pay any account receivable.

5.2.8	Compliance; Restrictions on Business Activities

(a)

The Company has complied and is in compliance in all material respects with, has not materially violated and is not in material violation of, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any law applicable to the Company. The Company is in compliance with its privacy policies, including any privacy policies contained on any websites maintained by or on

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behalf of the Company, and all applicable privacy and anti-SPAM laws, and, with respect to Government Contracts, applicable laws relating to the safeguarding of, and access to, classified information. The execution, delivery and consummation of, and the performance of by each Seller of its obligations under, this Agreement will not require any notification to, or clearance by, any Governmental Entity with regard to merger control.

(b)	The Company has complied with, is in compliance with, and has not taken any action that has violated or would reasonably be expected to result in a violation of any German law related to the import and export of commodities, software, technology or other Intellectual Property. To ICSLT’s knowledge, none of the Company nor any of its subsidiaries (nor any officer, director, agent or employee purporting to act on behalf of any of them) has at any time, directly or indirectly:

(i)	exported, re-exported or transferred any commodities or software (collectively “Products”) or any technology, or furnished any services, to any other person, firm, corporation or other entity: (i) without first obtaining any required export license from the U.S. Department of Commerce or any other agency or department of the United States Government (if required by applicable laws); or (ii) otherwise in any manner contrary to the United States Export Administration Regulations, 15 C.F.R. Parts 730-774;

(ii)	without limiting the generality of clause 5.2.8(b)(i) above, exported, re-exported or transferred any Products or technology, or furnished any services, to any person, firm, corporation or other entity that is engaged, directly or indirectly, in any activities related to the design, development, production, stockpiling or testing of any weapons of mass destruction (nuclear, chemical or biological weapons or missiles);

(iii)	exported, re-exported or transferred any Products or technology, or furnished any services, to any country for which the United States Government, or the government of any other country, requires an export license or any other government authorization, without first obtaining that export license or government authorization; or

(iv)	exported, re-exported or transferred any Products or technology to, furnished any service to, or have any other dealings, directly or indirectly with: (a) Iran, Sudan, Myanmar, Cuba, North Korea or Syria; (b) any entity that is owned or controlled by, or affiliated with, the government of Iran, Sudan, Myanmar, Cuba, North Korea or Syria; or (c) any person or entity listed on any list of prohibited and restricted parties, including any terrorist organization, published by the United States Government, the European Union or the United Nations.

(c)	Neither the Company nor any of its stockholders, directors or officers, has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a government

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contract. The Company has not received any notice of any criminal or civil action, suit, claim or proceeding pending or, to ICSLT’s knowledge, threatened against the Company under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other federal law. To ICSLT’s knowledge, there is no qui tam suit pending against the Company. To ICSLT’s knowledge, the Company is not subject to any audit or investigation pertaining to a government contract.

(d)	To ICSLT’s knowledge, none of the Company nor any of its subsidiaries (nor any officer, director, agent or employee purporting to act on behalf of any of them) has at any time, directly or indirectly:

(i)	made, offered to make, provide or pay any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or fail to disclose fully any such contributions in violation of any applicable law;

(ii)	made, or offered to make, any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended);

(iii)	made, or offered to make any payment to any agent, employee, officer or director of any entity to which the Company or any other member of the group does business for the purpose of influencing such agent, employee, officer or director to do business with the Company or any of its subsidiaries from time to time;

(iv)	engaged in any transactions, maintain any bank account or use any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and/or any of its subsidiaries from time to time;

(v)	violated any provision of the United Foreign Corrupt Practices Act of 1977, as amended; or

(vi)	made, or offer to make, any payment in the nature of criminal bribery or any other unlawful payment in violation of any applicable law.

(e)

Other than by agreements with sales representatives (Handelsvertreter), distributors (Eigenhändler), commission agents (Kommissionäre) and other sales representatives as set out in Annex 5.2.8.(e), there is no agreement or judgment, injunction, order or decree, in either case to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (i) any business practice of the Company; (ii) any acquisition of property (tangible or intangible) by the Company; (iii) the conduct of business by the Company; or (iv) the freedom of the Company to engage in any line of business or to

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compete or do business with any person, in each case whether arising as a result of a change in control of the Company or otherwise. Without limiting the generality of the foregoing, the Company has not (i) entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (ii) granted any person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (iii) entered into any agreement that will bind Purchaser or any of its Affiliates with respect to Purchaser’s or Purchaser’s Affiliates’ own customers, products or services.

5.2.9	Licences

(a)	All licences, consents and other permissions and approvals from governmental or regulatory authorities or bodies (the absence of which would have a material adverse effect on the business of the Company) required for or in connection with the carrying on of the business now being carried on by the Company (“Regulatory Licences”) are in full force and effect.

(b)	Since its foundation, the Company has complied with all such licences, consents, authorisations, permissions and approvals in all material respects.

(c)	No written notice has been received by the Company that any such licence, consent, authorisation, permission or approval is likely to be revoked or restricted and, so far as ICSLT is aware, there are no circumstances which indicate that any such licence, consent, authorisation, permission or approval is likely to be revoked or restricted. No permit will expire, be terminated, restricted or suspended as a result of the transactions contemplated by this Agreement.

(d)	None of the Sellers has granted any licenses of Intellectual Property or rights in Business Information to the Company which are material for the continuing operation of the business of the Company as currently conducted other than with respect to off the shelf licences granted by Intel in the ordinary course of business.

5.2.10	Trading

No supplier or customer of the Company has ceased or indicated to the Company an intention to cease trading with the Company or to reduce substantially its trading with the Company.

5.2.11	Agreements with the Sellers

(a)

Save as set out in Annex 5.2.11(a), there are no agreements or arrangements between the Company and any of the Sellers (including any anti trust, partnership or corporation in which any Seller has or has had an economic interest) and there is no indebtedness (actual or

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contingent) and no contract or arrangement (in particular, but without limitation, any contract or arrangement in connection with loans or borrowings, real estate, Intellectual Property, Information Technology, Business Information, supply arrangements or seconded employees) outstanding between any of the Sellers or any person connected with a Seller on the one hand and the Company on the other hand.

(b)	The Company is not party to any agreement pursuant to which it has guaranteed or provided any securities or indemnities in relation to any debt or obligation of any of the Sellers or any person connected with a Seller and in respect of which it has any outstanding obligations or liabilities (actual or contingent, present or future).

5.2.12	Litigation

(a)	The Company is not engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise (including as summoned party (Beigeladener)).

(b)	Except as set out in Annex 5.2.12(b), no litigation, arbitration or other dispute resolution process, or administrative or criminal proceeding by or against the Company which is material is pending or, so far as ICSLT is aware, threatened, and so far as ICSLT is aware, there is no fact or circumstance likely to give rise to any criminal proceedings or litigation involving the Company.

5.2.13	Contracts and commitments

(a)	Save as disclosed in Annex 5.2.13(a), the Company is not a party to or has any liability (present or future) under any of the following which in each case remains to be performed or under which the Company has any continuing obligation (actual or contingent, present or future):

(i)	any guarantee, indemnity, surety relationship or letter of credit pursuant to which the Company may be required to make payments;

(ii)	any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments involving the payment by or to the Company of any amounts in excess of €10,000 (or the equivalent in any other currency) in any year;

(iii)	any joint venture agreements (Gemeinschaftsunternehmen), participations in companies (Beteiligungen an Gesellschaften), silent partnerships (stille Beteiligungen) and (ii) any other agreement of a similar nature under which the Company participates with any other person in any other business (Unternehmen) (including, without limitation, any such agreement regarding the sharing of revenues of another business (Unternehmen);

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(iv)	any contract or arrangement which is not entirely on arms length terms or which relates to matters not within the ordinary business of the Company;

(v)	any contract or arrangement which materially restricts its freedom to carry on its business as it is currently being carried on;

(vi)	any contract or arrangement involving the payment by or to the Company of any amounts in excess of €10,000 (or the equivalent in any other currency) in any year;

(vii)	any contract or arrangement for the supply of electricity, gas and water or the provision of sewage or telecommunications services involving the payment by or to the Company of any amounts in excess of €10,000 (or the equivalent in any other currency) in any year;

(viii)	any contract or arrangement in which any director of the Company or any person connected with any such director (including any ancestor, sibling, descendant or spouse of any director, or any trust, partnership or corporation in which any director has or has had an economic interest) is interested, either directly or indirectly;

(ix)	any contract or arrangement which provides for remaining payment obligations of more than €10,000 (or the equivalent in any other currency) and which has a remaining duration of more than twelve (12) months from the date of this Agreement;

(x)	any contract or arrangement which cannot be terminated by the Company on six (6) months notice or less without payment of compensation or a fee;

(xi)	any contract or arrangement which can be terminated in the event of any change in the underlying ownership or control of the Company or the terms of which would be affected by such change;

(xii)	any agency or distributorship agreement under which payments are made or required to be made by any party thereto in excess of €10,000;

(xiii)	agreements with sales representatives (Handelsvertreter), distributors (Eigenhändler), commission agents (Kommissionäre) and other sales representatives under which payments are made or required to be made by any party thereto in excess of €10,000;

(xiv)	agreements relating to the borrowing of money or the extension of credit;

(xv)	any agreement granting any other person the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s technology, products or services;

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(xvi)	any agreement granting the Company the right to market, distribute or resell (including as an OEM or value-added reseller) any technology, products or services of any other person;

(xvii)	any agreement with any customer or third party to deliver products or services, including all end-user licenses and all services agreements, under which payments are made or are required to be made by any party thereto in excess of €10,000;

(xviii)	any agreement with any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, under which payments are made or are required to be made by any party thereto in excess of €10,000;

(xix)	(y) any Government Contract and (z) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past three (3) years has been in effect or outstanding;

(xx)	any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company that, if accepted by the receiving party, would obligate the Company thereunder and under which payments are made or required to be made by any party thereto in excess of €10,000;

(xxi)	any agreement pursuant to which the Company has agreed to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other person;

(xxii)	any agreement pursuant to which the Company has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(xxiii)	any agreement with any person with respect to any services or products provided to the Company under which payments are made or required to be made by any party thereto in excess of €10,000; or

(xxiv)	any agreement with any person with respect to any brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated by this Agreement.

(b)

Each agreement set forth or required to be set forth on Annex 5.2.13 (a), or on an Annex cross-referenced within either of such Annexes (each a “Disclosable Contract”) is in full force and effect and is

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valid, binding and enforceable. The Company is in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to ICSLT’s knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party. The Company is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Disclosable Contracts and to the knowledge of ICSLT the Company has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements. The Company has not incurred any cost over-runs on any Disclosable Contract and to the knowledge of ICSLT the Company has no reasonable basis to believe that it will incur any such cost over-runs. The Company has delivered to Purchaser accurate and complete copies of all Disclosable Contracts.

(c)	Except as set forth on Annex 5.2.13(c), the Company has within the period of twenty-four (24) months prior to the date hereof not received written notice of any breach or termination of any contract or arrangement to which the Company is a party.

5.2.14	Ownership of Assets

(a)	Each of the assets included in the Accounts, the Interim Accounts or acquired by the Company since 31 March 2012 (other than current assets sold, realised or applied in the normal course of trading since the Accounts Date) is owned both legally and beneficially by the Company, free from any third party rights and each of those assets capable of possession is in the possession of the Company (save where in the possession of a third party in the normal course of business).

(b)	No option, right to acquire, mortgage, charge, pledge or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company other than those granted in the ordinary course of business consistent with prior practice is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

(c)	All assets owned and/or used by the Company in connection with its business are available for their current use and have been maintained, serviced and repaired in the ordinary course of business and in accordance with past practice.

(d)	The assets shown in the Accounts constitute all assets which are necessary for the operation of the Company’s business as currently conducted and/or as currently proposed to be conducted.

5.2.15	Intellectual Property and Information Technology

(a)	Annex 5.2.15(a) lists and separately identifies (x) all Company Registered Intellectual Property (setting forth, for each item, the full

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legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable), (y) all of the Company’s unregistered trademarks, trade names, and domain names, and (z) all hardware products and tools, software, firmware and middleware products and tools, and all services that are currently sold, published, offered for sale or under development by the Company. In addition, Annex 5.2.15(a) sets forth for each item of Company Registered Intellectual Property, an accurate and complete list of all upcoming due dates and filing deadlines within nine (9) months following the date hereof.

(b)	The Company has complied with all the requirements of all relevant patent offices and all other applicable Governmental Entities to maintain the Company Registered Intellectual Property, including the patents and patent applications included in the Company Registered Intellectual Property (the “Company Patents”) in full force and effect, including payment of all required fees when due to such offices or agencies. Other than prior art references cited in the applicable patent office file history of any Company Patent (a complete copy of which the Company has delivered to Purchaser), to ICSLT’s knowledge there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.

(c)	The original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.

(d)

Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company and their permitted successors where required pursuant to a valid and enforceable written license, except as specified on Annex 5.2.15(d). The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Company’s business as currently conducted. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Company’s business as currently proposed to be conducted, subject only to such additional internal product development as is contemplated by the Company’s current product development plan and budget and which additional internal development is reasonably capable of completion within the time frames and costs contemplated by the Company’s current product development plan and budget. The Company has and has had all rights in the Company Intellectual Property necessary to carry out the Company’s former activities, current activities and currently planned activities according to the current product development plan with respect to the Company Products, including any of the Company’s products currently in development, including with respect to any Company Intellectual Property that is owned by the Company all rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform

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publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use. The Company has registered or applied to register all licenses for any Company Intellectual Property in any jurisdiction where such registration is required. Except as specified on Annex 5.2.15(d), title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company.

(e)	Save as disclosed in Annex 5.2.15(e), the Company is in compliance with and has not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to has there been any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and the Company is not in default thereunder, nor to ICSLT’s knowledge is any party obligated to the Company pursuant to any such agreement in default thereunder. Immediately following the Completion Date, the Company will be permitted to continue to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property.

(f)

The operation and conduct of the business of the Company, and the use of the Company Intellectual Property and the Company Products by the Company and its respective customers, as previously used, as currently used and, with respect to the Company’s products currently in development, as currently proposed to be used according to the current product development plan, has not infringed or misappropriated and does not and will not infringe or misappropriate any other person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable Law. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property that is owned by them; or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, or by any licensee of the Company infringes or misappropriates or to ICSLT’s knowledge will infringe or misappropriate any Intellectual Property or other proprietary or personal right of any person have been asserted in writing against the Company or, to ICSLT’s knowledge, are threatened by any person nor, to ICSLT’s knowledge,

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does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to ICSLT’s knowledge no such proceedings are threatened or contemplated by any Governmental Entity or any other person. All Company Registered Intellectual Property is valid, subsisting and enforceable. To ICSLT’s knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property that is owned by the Company by any third party or employee of the Company.

(g)	The Company has obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company where required and have delivered true and complete copies of such assignments to Purchaser. No employee of the Company, consultant or former consultant of the Company has ever excluded any Intellectual Property from any written assignment executed by any such person in connection with work performed for or on behalf of the Company, except for such exclusions as are required by applicable law. All amounts payable by the Company or to consultants and former consultants involved in the development of any Company Intellectual Property have been paid in full. The Company has paid all remuneration to persons entitled to any compensation under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or entered into under such Act up to and including the Completion Date and the respective rights to any employee inventions (Arbeitnehmererfindungen), in particular patentable software, source codes or parts thereof are owned by the Company. Other than as set forth in Annex 5.2.15(g), no employee inventions have been notified to the Company pursuant to the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) and as far as ICSLT is aware, there are no employee inventions within the meaning of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz), which have been developed or otherwise invented by any employees of the Company and not yet been notified to the Company.

(h)	The transactions contemplated by this Agreement will not alter, impair or otherwise affect or require the consent of any third party in respect of, any rights of the Company in any Company Intellectual Property.

(i)	Except as set forth on Annex 5.2.15(i), the Company has not disclosed or delivered to any escrow agent or any other person any of the source code relating to any Company Intellectual Property, and no other person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code to any person who is not, as of the date of this Agreement, a current employee of the Company.

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(j)	The Company has taken commercially reasonable measures to establish and protect its ownership of, and rights in, all Company Intellectual Property owned by the Company in accordance with industry best practices. Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other person except pursuant to written agreements requiring such person to maintain the confidentiality of such information, each of which agreements is listed on Annex 5.2.15(j).

(k)	The Company Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To ICSLT’sknowledge, none of the Company Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person.

(l)	Annex 5.2.15(l) sets forth an accurate and complete list of all express and implied license and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property, indicating for each such agreement whether the Company is the licensee or licensor thereunder, excluding any agreements required to be listed on or expressly exempted from being listed on annexes prepared in connection with the warranties made pursuant to clause 5.2.13.

(m)

Annex 5.2.15(m) contains a complete and accurate list of all third-party Intellectual Property (including any third-party software) (i) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) or (ii) used or held for use by the Company for any other purpose (excluding for purposes of clause (ii) only, any generally available, off-the-shelf software programs licensed to the Company on standard terms), setting forth for each such item (A) all licenses and similar agreements pursuant to which the Company holds rights thereto, (B) the Company Product(s) to which the item relates, if any, (C) whether such item is embedded in, bundled or otherwise distributed with any Company Product and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (D) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company Product currently under development), on a hosted or similar basis by the Company, (E) whether such item has been modified by or on behalf of the Company, (F) a summary of the Company’s payment obligations with respect thereto, if any, and (G) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect to each of the agreements listed thereon. The Company has

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not been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company holds rights to any third-party Intellectual Property, nor received any notice of intent to conduct any such audit.

(n)	Annex 5.2.15(n)-1 contains a complete and accurate list of all code sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (i) all licenses and similar agreements pursuant to which the Company or any of the Subsidiaries holds rights thereto, (ii) the Company Product(s) to which the item relates, (iii) whether such item is embedded in, bundled or otherwise distributed with any Company Product and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (iv) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company Product currently under development), on a hosted or similar basis by the Company, (v) whether such item has been modified by or on behalf of the Company, (vi) the Company’s payment obligations in connection therewith, if any, and (vii) rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto. Except as set forth on Annex 5.2.15(n)-2, all Publicly Available Software used by the Company has been used in its entirety and without modification. The Company has not incorporated into any Company Product (including any Company Product currently under development) or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part, in a manner that may (x) require, or condition the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (y) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, host or distribute any Company Intellectual Property, and the Company has no plans to do any of the foregoing.

(o)	Except as set forth on Annex 5.2.15(o), none of the Company’s agreements (including professional services agreements) with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of the Company or any of its respective customers, nor any agreement or license with any end user or reseller of the Company’s products, confers upon any person other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(p)	Annex 5.2.15(p)-1 lists all agreements pursuant to which the Company has any current development or other professional services obligations, the rates and payment terms applicable thereto, and a summary of the Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder. Except as specified on Annex 5.2.15(p)-2, the Company has not entered into any agreement to provide custom coding, new features or functionality or other custom development with respect to any Company Product.

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(q)	The Company has not (i) to the extent legally possible transferred ownership of, or joint ownership rights in, or granted any exclusive license with respect to, any Company Intellectual Property owned by the Company to any other person or (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(r)	No funding, facilities or personnel of any educational institution, Governmental Entity, or other person were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company, including any portion of a Company Product. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third party any license or right to such Company Intellectual Property. Annex 5.2.15(r) sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company (including its respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company (or any of its predecessors) has ever been a member, promoter or contributor.

(s)	There is no governmental or judicial prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company in any jurisdiction in which the Company currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(t)	Except as set forth on Annex 5.2.15(t), the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(u)

Annex 5.2.15(u)-1 lists all agreements pursuant to which the Company is obligated to provide maintenance, support or similar services (such agreements, as supplemented below, are referred to collectively as the “Support Agreements”). Except for the nonstandard support agreements specified as such on Annex 5.2.15(u)-2, all of the Support Agreements are in all material respects in the form of the agreement identified as the Standard Support Agreement set forth on Annex 5.2.15(u)-3. No Support Agreement obligates Purchaser or any of its Affiliates or the Company to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Service, other than error corrections and upgrades if and when made available to the Company’s customers generally. The versions of the Company Products currently supported by the Company are set forth on Annex 5.2.15(u)-4. Except as set forth on Annex 5.2.15(u)-5, neither the Company nor any of its Affiliates has granted any other person the right to furnish support or maintenance services with respect to any Company Products to any other person. The Company is in compliance with and has not breached, violated or defaulted under, or

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received notice that they have breached, violated or defaulted under any of the terms or conditions of any Support Agreement. The level of staffing and resources currently maintained by the Company for the provision of maintenance, support and similar services is sufficient to comply with all obligations arising under each Support Agreement.

(v)	The Company is not subject to any settlement, consent agreement, covenant not to sue, non-assertion assurance or release limiting or restricting in any manner the right of the Company to use, license, transfer or enforce any of the Company Intellectual Property owned by it.

5.2.16	Product Warranties; Defects; Liabilities; Services

(a)	Each product (including any software product) or service developed, deployed, sold, licensed, leased, made available or delivered by the Company (collectively, the “Company Products”) conforms and has been in conformity in all material respects with applicable specifications, if any, for such Company Product, all applicable contractual commitments, all applicable express and implied warranties and with all applicable laws. Annex 5.2.16(a)-1 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products. Except as set forth on Annex 5.2.16(a)-2, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law.

(b)	All services provided by the Company to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services agreements and in all material respects with all applicable laws. Except as set forth on Annex 5.2.16(b)-1 there is no claim pending or, to ICSLT’s knowledge, threatened against the Company relating to any Services or services agreement and, to ICSLT’s knowledge, there is no reasonable basis for the assertion of any such claim. Annex 5.2.16(b)-2 sets forth all agreements that obligate the Company to provide Services after the date hereof (the “Services Agreements”), whether any Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for Services provided thereunder. The Company has no “loss contracts” or other agreement (a “Loss Contract”) where the expected cost to complete the agreement exceeds either (i) the fees and payments to be received pursuant to such agreement or (ii) the Company’s budgeted expense with respect thereto, and, to ICSLT’s knowledge, there is no reasonable basis to conclude that any agreement will become a Loss Contract.

5.2.17	Real Property

(a)	The Company does neither legally nor beneficially own any real property (including hereditary building rights (Erbbaurechte) and has never legally or beneficially owned any real property, and the only premises that are used and occupied by the Company are set forth in the lease agreements listed in Annex 5.2.17(a). There are no agreements for the purchase of any real property by the Company.

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(b)	The lease agreements set forth in Annex 5.2.17(a) are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material default by the Company or, to ICSLT’s knowledge, by any other person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or, to ICSLT’s knowledge, by any other person. The Company has delivered to Purchaser complete copies of all leases, including all amendments and agreements related thereto, and the lease agreements set forth in Annex 5.2.17(a) constitute the entire agreement between the Company and each landlord with respect to the real property used by the Company. All rent and other charges currently due and payable under the leases have been paid.

5.2.18	Employment

(a)	A list of the names, jobs, salary, bonus, benefits and full details of the terms of employment (including the compensation and the years of continuous service for that employee as at date of this Agreement) of every permanent employee and consultant of the Company (whether full time or part time and including employees that are currently on a parental leave (Elternzeit) or under maternity protection (Mutterschutz)), and of every director (Geschäftsführer), are set out in Annex 5.2.18(a).

(b)	Any employment contract limited in time (befristete Arbeitsverhältnisse) contains valid limitations in time. In case any employees are leased by the Company from agencies, authorities or institutions, all necessary permissions have been received.

(c)	Short details of any benefit received by any permanent (whether full time or part time) employee or consultant otherwise than in cash, and of any benefit received by any permanent employee (whether full time or part time) in cash which is related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in Annex 5.2.18(c).

(d)	Since the Accounts Date, except as set forth on Annex 5.2.18(d), no change has been made in the compensation or other terms of employment of any permanent employee or consultant of the Company and no such change, and no negotiation or request for such a change, is due or expected within six months from the date of this Agreement.

(e)	Other than any state schemes, the Company is not paying or is under any legally binding liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security or equivalent legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age. The Company is also under no legally binding liability (actual or contingent) to pay voluntary severance payments to any person. The Accounts and the Interim Accounts contain adequate provisions for all such liabilities, including severance payments and pension payments, of the Company, regardless of whether these liabilities are actual or contingent.

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(f)	Except as set forth on Annex 5.2.18(f), no employee or other personnel of the Company, in each case with an annual salary of at least €40,000, has given notice terminating his contract of employment and no termination agreements in respect of any such employees have been entered into by the Company in the last 12 months prior to the date of this Agreement.

(g)	None of the personnel who are engaged by the Company as consultant or freelancer or have been engaged by the Company as a consultant or freelancer within a period of three years prior to the date of this Agreement has claimed employment rights against the Company during such period, nor has any authority qualified such person as an employee. None of the personnel who are engaged by the Company as consultant or freelancer or have been engaged by the Company as a consultant or freelancer within a period of three years prior to the date of this Agreement meet the criteria of disguised employees (Scheinselbständigkeit).

(h)	The Company does not have a works council (Betriebsrat).

(i)	There are no company agreements (Betriebsvereinbarungen) or collective bargaining agreements to which the Company or any employer’s association to which the Company is associated, is a party. Annex 5.2.18(i) contains a complete list of all employment policies and in-house practices (Betriebliche Übungen).

(j)	The Company has complied in all material respects with applicable labour laws, working time and employee health and safety laws and regulations. All obligations (excluding payment obligations in respect of expenses claims) arising from or in connection with any employment agreement that have become due prior to the Completion Date have been fulfilled when due.

(k)	Annex 5.2.18 (k) sets forth a list of all employment agreements with employees of the Company containing a change of control clause or a post contractual non-compete clause or a clause which entitles such employee to a benefit of any kind as a result of the entering into or the execution of this Agreement.

5.2.19	Subsidies

No grants, allowances, aids and subsidies have been paid or made to the Company by or on behalf of any supranational, national or local authority or governmental agency at any time in respect of which the Company has any outstanding (actual or contingent, present or future) obligations or liabilities.

5.2.20	Data protection; Company Customer Information

(a)	The Company has complied with any data protection legislation applicable to the Company and the Company has not received a written notice (including, without limitation, any enforcement notice) or complaint from any data protection authority alleging breach by it of any data protection legislation.

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(b)	No order has been made against the Company for the rectification, blocking, erasure or destruction of any data under any data protection legislation.

(c)	The Company has not sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current and former customers. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no person other than the Company possesses or has any claims or rights with respect to use of such customer files and other customer information. The Company has not disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information in violation of any applicable Law, agreement or duty, including without limitation any privacy law. The Company’s systems, products and services are adequate and sufficient to protect the privacy and confidentiality of all third-party information in compliance with all applicable laws, agreements and duties, including without limitation any privacy laws.

5.2.21	Tax

(a)	All Tax returns required to be filed with any Tax authority by or on behalf of the Company have been duly, correctly, completely and timely filed in accordance with applicable law and all Taxes owed by the Company have been paid when due.

(b)	The Company has filed in accordance with applicable law all returns and other statements required to be filed by it with respect to Taxes.

(c)	All Taxes to be withheld and remitted by the Company have been duly withheld and remitted to the appropriate Tax authority.

(d)	With respect to all Taxes that have not been completely paid, the members of the Company have built up sufficient accruals (Rückstellungen) in the Accounts.

(e)	The tax receivables contained in the Accounts are not overstated.

(f)	No hidden distributions (verdeckte Gewinnausschüttungen) have been made by the Company.

5.2.22	Representations Complete

None of the representations or warranties made by ICSLT under clause 5.1 or 5.2, when taken together, contains any untrue statement of a material fact, or to the knowledge of ICSLT, omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.3	In this Agreement, references to the knowledge, belief or awareness of ICSLT shall be limited to and shall mean the actual knowledge (positives Wissen) and lack of knowledge due to gross negligence (grob fahrlässige Unkenntnis) on the date of this Agreement or, with respect to Warranties given as at Completion, the Completion Date, of each of Mr. Ulrich Abend and Mr. Alexander Hoffmann, being the managing directors of the Company.

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5.4	Each of the Warranties shall (except where expressly provided to the contrary) not be limited or restricted by reference to or inference from the terms of any other Warranty. The Warranties set out in this Clause 5 are all warranties granted by the respective Seller under this Agreement. Section 377 HGB and Section 442 (1) BGB shall not apply.

5.5	The settlement of any claims under the Warranties set forth in this clause 5 shall be exclusively governed by the provisions of clause 7 of this Agreement.

6.	PURCHASER’S WARRANTIES

The Purchaser represents and warrants to the Sellers as an independent guarantee in accordance with Section 311 (1) BGB (selbständiges verschuldensunabhängiges Garantieversprechen) that the statements set forth in this clause 6 are true and correct as of the date of this Agreement and will be true and correct as of Completion.

6.1	The Purchaser has the requisite power and authority to enter into and perform this Agreement.

6.2	The obligations of the Purchaser under this Agreement constitute binding obligations of the Purchaser in accordance with their respective terms.

6.3	The execution, delivery and consummation of, and the performance by the Purchaser of its obligations under this Agreement will not:

6.3.1	result in a breach of any provision of the constitutional documents of the Purchaser;

6.3.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound;

6.3.3	require the consent of its shareholders or of any other person; or

6.3.4	require any notification to, or clearance by, any Governmental Entity or other authority with regard to merger control.

7.	INDEMNIFICATION; PROCEDURE; LIMITATIONS ON LIABILITY

7.1	Indemnification

7.1.1	ICSLT shall indemnify and hold harmless the Purchaser, and from and after Completion additionally the Company (the “Indemnified Parties”) against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third party), deficiencies, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly as a result of the breach by ICSLT of any of the Warranties set forth in clause 5.2.

7.1.2	Subject to the limitations provided for in this Agreement, each of the Sellers shall indemnify and hold harmless the Purchaser against any and all Losses incurred or suffered by the Purchaser directly as a result of the failure of any Warranty of such Seller set forth in clause 5.1 to be true and correct in all respects; provided, however, that any liability of the Sellers for indirect or consequential damages (indirekte oder Folgeschäden), loss of profits (entgangener Gewinn) or frustrated expenses (vergebliche Aufwendungen) shall be excluded.

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7.2	Procedures

7.2.1	Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third party (a “Third-Party Claim”), that would reasonably be expected to give rise to a claim for indemnification pursuant to clause 7.1, the Indemnified Party shall deliver to the respective Seller who has allegedly breached a warranty (the “Relevant Seller”) a certificate (a “Claim Certificate”) that:

(a)	states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(b)	specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of any Indemnified Party in notifying the Relevant Seller shall relieve such Seller of any liability or obligations hereunder except to the extent that such Seller has been materially prejudiced thereby, and then only to such extent.

7.2.2	The Relevant Seller shall be given a reasonable period, which shall be no less than thirty (30) days after the receipt of such Claim Certificate by the Relevant Seller, to cure the alleged breach of the Warranty by way of restoring the contractually guaranteed situation (Naturalrestitution).

7.2.3	If the Relevant Seller objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Relevant Seller shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Relevant Seller of such Claim Certificate. Thereafter, the Relevant Seller and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Relevant Seller has objected. If the Indemnified Party and the Relevant Seller agree with respect to any of such claims, the Indemnified Party and the Relevant Seller shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, provide it to the Escrow Agent (each a “Payment Instruction”). Should the Indemnified Party and the Relevant Seller fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

7.2.4

Except with respect to Purchaser Controlled Claims, as defined below, the Relevant Seller shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that (x) prior to the commencement of such defense, the Relevant Seller acknowledges in writing

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that the Indemnified Parties are subject to the limitations provided for in this Agreement entitled to indemnification hereunder for all Losses, including any amount paid or to be paid by an Indemnified Party in settlement, relating to such Third-Party Claim and (y) any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If the Relevant Seller assumes the defense of a Claim in accordance with the terms and conditions of this clause 7.2.4, the Purchaser will agree, upon the reasonable request of the Relevant Seller, to issue formal declarations and written powers of attorney to the Relevant Seller to the extent required under applicable law for purposes of allowing the Relevant Seller to assume and control the defense of such Claims in strict accordance with the terms and conditions of this clause 7.2. If any such action or claim is so settled, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled subject to the limitations provided for in this Agreement to indemnification for the amount of any Loss, including any amount paid or to be paid by an Indemnified Party in settlement of such Third Party Claim, relating thereto. For purposes of this Agreement, the term “Purchaser Controlled Claims” means any Third-Party Claim that involves or relates to Company Intellectual Property; any Third-Party Claim that could reasonably be expected to result in any criminal liability on the part of any Indemnified Party; and any Third-Party Claim relating to indemnification under clause 7.1.1 for which Losses could reasonably be expected to exceed the amount of the Escrow Funds.

7.2.5	In the event the Relevant Seller elects not to defend the Third-Party Claim and accordingly informs the Indemnified Parties in writing, and with respect to Purchaser Controlled Claims, the Purchaser may defend such claim. In such event, the Purchaser shall not have any right to settle, adjust or compromise any Purchaser Controlled Claim without the express written consent of the Relevant Seller, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required. If the Relevant Seller reasonably withholds, delays or conditions its consent, Purchaser may settle any such Purchaser Controlled Claim without the consent of the Relevant Seller and the Purchaser shall not be entitled to indemnification therefore hereunder.

7.2.6	Claims for Losses specified in any Claim Certificate which have not been cured pursuant to clause 7.2.2 or to which the Relevant Seller did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in clause 7.2.2 are hereinafter referred to, collectively, as the “Agreed Claims”. The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims. The Relevant Seller shall be obliged, if applicable, to make a Payment Instruction with respect to any Agreed Claim covered by the Escrow Funds to effectuate timely payment therefore from the Escrow Funds.

7.3	Limitation on Sellers’ liability

7.3.1

Subject to clause 7.3.6, the total liability of each of the Sellers for a breach of any or all of the Warranties set forth in clause 5.1 and given by it respectively shall be limited to a maximum amount equal to the Relevant Seller’s portion of the Purchase Price payable to and actually paid pursuant to clause 3.1.2, as reduced by the Adjustment Amount, if any, pursuant to clause 3.2. In

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addition, subject to clause 7.3.6, the liability of ICSLT for a breach of any or all of the Warranties set forth in clause 5.2 shall not exceed in the aggregate the funds as available in the Escrow Account from time to time.

7.3.2	Subject to clause 7.3.6, the total liability for breaches of Warranties set forth in clause 5.1 and 5.2 shall not exceed the amounts provided for in clause 7.3.1 sentence 1.

7.3.3	Any claims of an Indemnified Party against ICSLT resulting from a breach of the Warranties pursuant to clause 5.2 shall become time-barred (verjähren) after expiry of twelve (12) months from the Completion Date. Any claims of an Indemnified Party against a Relevant Seller resulting from such Relevant Seller’s breach of the warranties pursuant to clause 5.1 shall become time-barred after expiry of thirty-six (36) months from the Completion Date. The limitation periods shall be suspended (gehemmt) within the meaning of Section 209 BGB if an Indemnified Party has notified the Relevant Seller in writing of a claim for a breach of Warranty prior to the end of the limitation period. The period of suspension (Hemmung) shall expire at the time the Relevant Seller notifies the Indemnified Party in writing that it finally rejects the claim made by the Indemnified Party (the “Rejection Notice”), provided, however, that such claim shall not be time-barred before the expiry of a three (3) months period starting with the day the Indemnified Party receives the Rejection Notice.

7.3.4	No claim shall lie against the Sellers under or in relation to the Warranties for that part of any claim (or any increase in the amount of any claim) that is directly attributable to any voluntary act, omission, transaction, or arrangement carried out by or at the specific written request of the Purchaser before or after Completion.

7.3.5	The Warranties and the rights and remedies that may be exercised by the Purchaser based on such Warranties shall not be limited or affected by any investigation conducted by the Purchaser or any agent of the Purchaser with respect to, or any knowledge acquired (or reasonably capable of being acquired) by Purchaser or any agent of Purchaser at any time prior to the execution of this Agreement with respect to the accuracy or inaccuracy of or compliance with or performance of any such Warranty. Section 377 HGB and Section 442 (1) BGB shall not apply. Without limiting the foregoing, the Purchaser acknowledges that it has received the documents that are set forth on the annexes referred to in clause 5.2, provided, however, that the documents set forth on any such annex only qualify and limit the specific representation to which such specific annex relates.

7.3.6	The limitations contained in this clause 7.3.6 shall not apply with respect to a Seller in relation to a claim for breach of any Warranty or any other declaration, certificate or breach of undertaking in the event of its willful deceit (arglistige Täuschung) or its intentional conduct (Vorsatz).

7.3.7	Each of the Sellers shall be liable, subject to the limitations provided for in this Agreement, solely as an individual debtor only for those of the Warranties pursuant to clause 5.1 which relate to such Seller and the Shares sold by such Seller hereunder, respectively, and none of the Sellers shall be directly or indirectly liable for or in connection with a breach of any Warranty by or relating to any other Seller. ICSLT shall, subject to the limitations pursuant to this Agreement, be exclusively responsible and liable for the Warranties pursuant to clause 5.2 and none of the Investors shall be directly or indirectly liable for or in connection with any breach of a Warranty pursuant to clause 5.2.

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7.3.8	Any direct or indirect benefit of any of the Indemnified Parties resulting from a breach of Warranty shall reduce the amount of liability of the Sellers in accordance with the principles of adjustment of damages by benefits received (Vorteilsausgleichung) pursuant to Section 249 et seq. BGB.

7.4	To the extent permitted by law, the consequences of any breach of the Warranties are exclusively governed by clause 7. The Sellers and the Purchaser agree that, to the extent permitted by law, except for any other rights and remedies explicitly provided for in this Agreement, the rights and remedies provided for in this clause 7 shall be the exclusive rights and remedies available to the Indemnified Parties in respect of any circumstances relating to the Shares, the status and condition of the Company and its assets, liabilities and its business, and all other legal remedies or consequences of breaches of Warranties, whether express or implied and including by law or statute, based on any legal grounds whatsoever shall be expressly excluded. Especially any right of the Purchaser to rescind (zurücktreten) from this Agreement or to require the unwinding of the transactions contemplated therein (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung); (ii) any claim for reduction of purchase price (Minderung); (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo, Sections 241 (2), 311 (2) and (3) BGB); (iv) any statutory warranty (Gewährleistung nach dispositivem Gesetzesrecht), especially pursuant to Sections 434 et seqq., 453 (1) BGB, and (v) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), shall be excluded, save for any remedies of Purchaser in the event of willful deceit (arglistige Täuschung) or intentional conduct (Vorsatz).

7.5	It is understood that Sellers’ liability for a breach of Warranties shall be subject to the modalities, exclusions and limitations set forth in this clause 7, in view of which none of the representations and guarantees contained in this Agreement shall constitute warranties of the condition (Beschaffenheitsgarantien) pursuant to Section 443, 444 BGB.

8.	ESCROW AGREEMENT

8.1	The ICSLT, the Purchaser and the Escrow Agent enter herewith into the Escrow Agreement for the purpose of securing the settlement of any claims of the Purchaser against (i) a Seller arising from or in connection with a payment claim against such Seller due to an adjustment of the Purchase Price pursuant to clauses 3.2.3 and 3.2.4 and (ii) ICSLT arising from or in connection with a breach of the Warranties given by ICSLT pursuant to clause 5.2 (each an “Indemnity Claim”). Each of the Sellers and the Purchaser are each obliged to promptly issue an instruction to the Escrow Agent in accordance with the Escrow Agreement, instructing the Escrow Agent to make a payment from the Escrow Account, if (i) an Indemnity Claim is awarded by an arbitral ruling or court judgment, (ii) the respective Seller and the Purchaser have agreed on an Indemnity Claim or (iii) in any other case provided for in this Agreement.

8.2	Purchaser and ICSLT agree that claims of the Purchaser against ICSLT under or in connection with a breach of representation of Warranty made by ICSLT in this Agreement shall be limited to a recourse against the Escrow Funds, except for (i) claims for breaches by ICSLT of the Warranties in clause 5.1, (ii) claims for fraud or any fraudulent act, intentional misrepresentation, wilful breach or act of intent of ICSLT. In case of a breach by ICSLT of the Warranties in clause 5.1, the Purchaser shall have direct recourse against ICSLT, even if the Escrow Funds are still available and sufficient to cover the Purchaser’s claims. In any case the maximum aggregate liability of ICSLT shall be limited according to clause 7.3.1.

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8.3	The Purchaser does not have any liability with respect to the orderly disbursement of any amounts standing to the credit of the Escrow Account by the Escrow Agent.

9.	AGREEMENTS WITH THE SELLERS

9.1	Save for the Settlement Agreement which shall persist, the Shareholders’ Agreement as well as any other agreements between the Company on the one hand and any of the Sellers (and – in the case of the Shareholders’ Agreement – Mr. Alexander Hoffmann, Mr. Ulrich Abend and Mr. Michael Jutsch) on the other hand are hereby terminated subject to, and with effect as from, Completion, and the Company shall not incur any liability in connection with or as a result of such termination.

9.2	By way of a condition subsequent (auflösende Bedingung), the termination of agreements pursuant to clause 9.1 shall become null and void upon this Agreement ceasing to remain in full force and effect for whatever reason.

10.	NON COMPETE; NON SOLICITATION

10.1	Each of ICSLT, Mr. Abend, Mr. Hoffmann (the “Subject Parties” undertakes that it will not, directly or through an Affiliate:

10.1.1	during the 24 months period commencing on the Completion Date carry on, be engaged in or be economically interested in (whether directly or indirectly and including, but not limited to, any activity as shareholder, partner or holder of an ownership interest) any business in Germany, Switzerland, Cyprus, the European Economic Area (EEA), North America, Mexico, South American, the Middle East, Africa, and Asia which is of the same or similar type or competitive to the current business of the Company;

10.1.2	during the 24 months period commencing on the Completion Date induce or seek to induce any of the employees of the Company to become employed whether as an employee, consultant or otherwise by any of the Subject Parties or any of their respective Affiliates, irrespective of whether or not such employee would thereby commit a breach of his contract of employment or contract of service.

10.2	The restrictions pursuant to clause 10.1 shall not prevent the Subject Parties or any of their Affiliates from holding or having an economic interest in up to 1% of the outstanding issued share capital of a company listed on any recognized stock exchange for investment purposes.

10.3	For each breach of the undertakings pursuant to clause 10.1 by any of the Subject Parties, each Subject Party in breach has to pay to the Purchaser a contractual penalty (Vertragsstrafe) in an amount of €200,000. A breach does not require any fault, whether negligent or intentional, by the Subject Parties. Each month in which the breach of the undertaking continues shall be deemed as a separate violation. Each Subject Party’s liability for payment of contractual penalties in accordance with this clause 10.3 shall be limited to an aggregate amount of €1,000,000. The right of the Purchaser to damages for breach of contract or injunctive relief (Unterlassung) shall remain unaffected. Contractual penalties paid in accordance with this clause 10.3 shall be credited towards any claim for damages for breach of this clause 10.

10.4	Limitations on the liability of Subject Parties under this Agreement, in particular the limitations pursuant to clause 7.3 shall not apply to this clause 10 and any damages

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and penalties paid with respect to a breach of the undertakings pursuant to clause 10 shall not be credited against the maximum amount of Sellers’ liability pursuant to clause 7.3.

10.5	The Subject Parties and the Purchaser agree that the restrictions contained in this clause 10 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.	REMEDIES AND WAIVERS

11.1	Except as expressly otherwise provided for in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

11.1.1	affect that right, power or remedy; or

11.1.2	operate as a waiver thereof.

11.2	Except as otherwise expressly provided otherwise in this Agreement, the single or partial exercise of any right, power or remedy provided by mandatory law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.	ASSIGNMENT

12.1	The Purchaser shall be allowed transfer, assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under this Agreement (together with any causes of action arising in connection with any of them), without the consent of any of the Sellers.

12.2	The Sellers shall not transfer, assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under this Agreement (together with any causes of action arising in connection with any of them) without the prior written consent of the Purchaser.

13.	FURTHER ASSURANCE

13.1	Up until the Determination Date the Sellers shall from time to time, on being required to do so by the Purchaser at the Purchaser’s cost, now or at any time in the future, do or cause the doing of all such acts and/or execute or cause the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement. This shall not limit any obligations of the Sellers pursuant to statutory good-faith principles (Treu und Glauben).

13.2	Up until the Determination Date the Purchaser shall from time to time, on being required to do so by any of the Sellers at such Seller’s cost, now or at any time in the future, do or cause the doing of all such acts and/or execute or cause the execution of all documents in a form satisfactory to the Sellers which any of the Sellers may reasonably consider necessary for giving full effect to this Agreement and securing to the Sellers the full benefit of the rights, powers and remedies conferred upon the Sellers in this Agreement. This shall not limit any obligations of the Purchaser pursuant to statutory good-faith principles (Treu und Glauben).

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14.	ENTIRE AGREEMENT; ADVISORY BOARD MEMBERS

14.1	This Agreement and the Escrow Agreement constitute the whole and only agreement between the Purchaser on the one hand and the Sellers on the other hand relating to the sale and purchase of the Shares. This Agreement overrules the letter of intent entered into between the Company, the Sellers and ACME Packet Inc. on March 29, 2012 with respect to the Transactions contemplated by this Agreement. For the avoidance of doubt, this clause 14.1 shall not apply to internal agreements among the Sellers.

14.2	This Agreement may only be varied in writing signed by each of the Parties, unless notarization is required by statutory law. This shall also apply to a waiver of the written form requirement.

14.3	By way of a corresponding unanimous shareholders’ resolution pursuant to § 14 (1) sentence 2 of the Company’s Articles of Association the Sellers in their capacity as the sole shareholders of the Company hereby resolve to grant full discharge (Entlastung) to all of the members of the Company’s Advisory Board for their entire term of office until the date of the execution of this Agreement, and by way of a true contract in favour of third parties (echter Vetrag zugunsten Dritter) the Company hereby waives any and all claims it may have against such members with regard to the performance of their duties as members of the Advisory Board to the fullest extent permitted by law.

The Purchaser hereby undertakes vis-à-vis each of the Investors to adopt, without undue delay (unverzüglich) after Completion, a written shareholders’ resolution of the Company by way of which (i) the resignation from office of the members of the Company’s Advisory Board is accepted, and (ii) full discharge is granted to each of such members for his entire term of office as from the date of the execution of this Agreement. A copy of such shareholders’ resolution shall be provided to each of the Investors immediately thereafter.

15.	NOTICES

15.1	A notice under this Agreement shall only be effective if it is in writing.

15.2	Notices under this Agreement shall be sent to a Party to this Agreement at its address or number and for the attention of the individual set out in Annex 15.2, provided that (i) the Sellers may change their notice details on giving notice to the other Parties of the change in accordance with this clause and (ii) the Purchaser may change its notice details on giving notice to the Sellers of the change in accordance with this clause. Such notices shall only be effective on the day falling five (5) clear Business Days after the notification has been received by the relevant addressee(s) or such later date as may be specified in the notice.

15.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

15.3.1	if delivered personally, on delivery;

15.3.2	if sent by mail, on the fourth (4th) Business Day after the date of posting; and

15.3.3	if sent by facsimile, when received.

15.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

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15.5	The provisions of this clause 15.1 shall not apply in relation to the service of Service Documents.

16.	ANNOUNCEMENTS

16.1	Save for a joint press statement in a form reasonably agreed to by the Sellers and Purchaser to be released by the Purchaser or any of its Affiliates after the Completion Date, no announcement concerning the sale of the Shares or any ancillary matter shall be made by either party to this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This clause 16.1 does not apply in the circumstances described in clause 16.2 and clause 17.5.Notwithstanding the foregoing the Sellers may release the information contained in the joint press statement in separate statements after the release by the Purchaser.

16.2	The Sellers and the Purchaser and any of their respective Affiliates may, after notice to the other Parties make an announcement concerning the sale and purchase of the Shares or any ancillary matter if and to the extent required by:

16.2.1	law; or

16.2.2	any securities exchange or regulatory or governmental body or any Tax authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law,

in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement.

16.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

17.	CONFIDENTIALITY

17.1	Each Party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to, and including:

17.1.1	the provisions of this Agreement;

17.1.2	the negotiations relating to this Agreement;

17.1.3	the subject matter of this Agreement; or

17.1.4	the other Parties to this Agreement.

17.2	Notwithstanding the other provisions of this clause 17, any of the Parties (or its Affiliates) may disclose confidential information:

17.2.1	if and to the extent required by law or for the purpose of any Proceedings;

17.2.2	if and to the extent required by any securities exchange or regulatory or governmental body or any Tax authority, to which that Party or any of its Affilates is subject or submits, wherever situated, irrespective of whether the requirement for information has the force of law;

17.2.3	in the case of the Purchaser, to any members of the group of the Purchaser (including any direct and indirect shareholders of the Purchaser) and, in each case, their respective professional employees, advisers, auditors and bankers;

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17.2.4	to its or his (as the case may be) professional advisers, auditors and bankers;

17.2.5	if and to the extent the information has come into the public domain through no fault of that Party; or

17.2.6	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

17.3	The restrictions contained in this clause shall continue to apply after Completion or termination of this Agreement without limit in time.

17.4	Regardless of the preceding provisions of this clause, this Agreement may be disclosed to the extent required for the purpose of the Settlement Agreement or any Proceedings relating thereto.

17.5	The Parties acknowledge and agree that this Agreement, the provisions hereof, the subject matter hereof and the Parties hereto will be disclosed by the Purchaser’s Affiliate, Acme Packet, Inc., a Delaware corporation, within 4 Business Days following the date hereof on a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereafter in filings required by the Exchange Act or by the Securities Act of 1933, as amended, from time to time.

18.	COSTS AND EXPENSES; TRANSFER TAXES

18.1	Any fees for the notarization (notarielle Beurkundung) of this Agreement and any notarial fees in connection with the Escrow Agreement, shall be borne by the Purchaser.

18.2	Any transfer Taxes as well as any VAT, including any related interest or penalty incurred in connection with, or arising as a result from, the execution, the performance and the carrying into effect of, this Agreement shall be borne by the Purchaser.

18.3	Each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Escrow Agreement and all other documents referred to in this Agreement.

19.	FURTHER PROVISIONS

19.1	Any joint and several liability (gesamtschuldnerische Haftung) of the Sellers under or in connection with this Agreement shall be excluded.

19.2	No Party shall be entitled to set-off (aufrechnen) or net-off (verrechnen) or to exercise any right of retention (Zurückbehaltungsrecht) against any rights or claims of any other Party under or in connection with this Agreement or the transactions contemplated by this Agreement, unless the right or claim of the party claiming a right of set-off or retention has been acknowledged in writing by the other party or has been confirmed by a final decision of the competent court of arbitration.

19.3	Nothing in this Agreement is intended to confer on any person other than a Party any right or claim under or in connection with this Agreement. Unless expressly set forth otherwise in this Agreement, nothing in this Agreement shall constitute a contract in favour of third parties (kein Vertrag zugunsten Dritter) nor a contract with protective effect for third parties (kein Vertrag mit Schutzwirkung zugunsten Dritter).

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19.4	Except as provided for in clause 3.1.5, any right to challenge (Anfechtung) or rescind (Rücktritt) this Agreement, as well as any other rights and claims, which have or may have the same or a comparable effect shall be excluded to the fullest extent permitted by law.

20.	ICSLT GUARANTORS

Mr. Alexander Hoffmann and Mr. Ulrich Abend (the “ICSLT Guarantors”), who are the sole shareholders of ICSLT, hereby unconditionally and irrevocably and as joint and several debtors (gesamtschuldnerisch) guarantee (garantieren) the punctual performance of any obligations of ICSLT, which result from (i) a breach by ICSLT of any of the Warranties given by ICSLT under clause 5.1 or (ii) a wilful misconduct (vorsätzliches rechtswidriges Handeln) of ICSLT or themselves.

21.	INVALIDITY

Should any provision of this Agreement be or become invalid, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid provision or corresponds to a provision the Parties would have agreed upon had they considered the matter not provided for in this Agreement. Section 139 BGB shall not apply.

22.	CHOICE OF GOVERNING LAW; ARBITRATION

22.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany (excluding conflict of laws rules). The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

22.2	Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be referred to and finally resolved by arbitration under the LCIA Rules applicable at the time of the initiation of the arbitration. The number of arbitrators shall be three, and shall be appointed by the LCIA in accordance with the LCIA Rules. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The governing law used in any such arbitration shall be as set forth in clause 22.1. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of the LCIA; (ii) agrees that London, England shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such arbitral proceeding, any claim that such party is not subject personally to the LCIA Rules, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such arbitration proceeding. Judgment upon any award rendered by the LCIA may be entered in any court having jurisdiction. All fees and expenses incurred as a result of any such arbitration shall be paid by the parties in accordance with the LCIA Rules.

22.3	Notwithstanding clause 22.2, nothing herein shall limit the Purchaser’s rights to seek injunctive relief in the case of a breach of clauses 10, 15 and 16 to the extent available.

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